EXHIBIT 11

                        COMPUTATION OF BASIC AND DILUTED
                               EARNINGS PER SHARE
                                   (UNAUDITED)

                                                         For Three Months Ended
                                                    ---------------------------------

                                                    June 30, 2001       June 30, 2000
                                                    -------------       -------------
Number of shares on which basic
   earnings per share is calculated:

Average outstanding during period                    1,738,248,472       1,767,618,661

Add - Incremental shares under stock
   compensation plans                                   39,485,313          47,477,949

Add - Incremental shares associated
   with put options                                         14,305                  --

Add - Incremental shares associated
   with contingently issuable shares                            --           2,945,635
                                                    --------------      --------------

Number of shares on which diluted
   earnings per share is calculated                  1,777,748,090       1,818,042,245
                                                    ==============      ==============

Net income applicable to common
   shareholders (millions)                          $        2,040      $        1,936

Less - net income applicable to
   contingently issuable shares (millions)                      --                   9
                                                    --------------      --------------

Net income on which diluted
   earnings per share is calculated (millions)      $        2,040      $        1,927
                                                    ==============      ==============

Earnings per share of common stock:

   Assuming dilution                                $         1.15      $         1.06

   Basic                                            $         1.17      $         1.10

      Stock options to purchase 48,138,247 shares and 25,390,405 shares were outstanding as of June 30, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive. In addition, 2,550,288 restricted stock units as of June 30, 2001 relating to the company's Long-Term Performance Plan were not included in the computation of diluted earnings per share as their effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $5 million for the three months ended June 30, 2001 and 2000.

                        COMPUTATION OF BASIC AND DILUTED
                        EARNINGS PER SHARE - (CONTINUED)
                                   (UNAUDITED)

                                                      For Six Months Ended
                                               ------------------------------------

                                                 June 30, 2001        June 30, 2000
                                               ---------------       --------------
Number of shares on which basic
  earnings per share is calculated:

Average outstanding during period                1,739,584,833        1,772,402,745

Add - Incremental shares under stock
  compensation plans                                38,665,209           49,964,337

Add - Incremental shares associated
  with put options                                      11,549                   --

Add - Incremental shares associated
  with contingently issuable shares                  1,261,473            1,659,239
                                               ---------------       --------------

Number of shares on which diluted
  earnings per share is calculated               1,779,523,064        1,824,026,321
                                               ===============       ==============

Net income applicable to common
  shareholders (millions)                      $         3,785       $        3,450

Less - net income applicable to
  contingently issuable shares (millions)                   (2)                   9
                                               ---------------       --------------

Net income on which diluted earnings
  per share is calculated (millions)           $         3,787       $        3,441
                                               ===============       ==============

Earnings per share of common stock:

  Assuming dilution                            $          2.13       $         1.89

  Basic                                        $          2.18       $         1.95

      Stock options to purchase 61,834,121 shares and 24,542,800 shares were outstanding as of June 30, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price during the respective periods was greater than the average market price of the common shares, and therefore, the effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $10 million for the six months ended June 30, 2001 and 2000.


                                     - 24 -